Exhibit 16.1

CHAPTER 7 PROHIBITION ON UNFAIR TRADING BY OFFICERS AND EMPLOYEES

Article 42. General Principles

Officers and employees shall not use, or cause others to use, any material nonpublic information related to the business of the Company, as defined in Article 174(1) of the Financial Investment Services and Capital Markets Act (the “Material Nonpublic Information”), in trading or any transaction involving specific securities, etc., as defined in Article 172(1) of the Financial Investment Services and Capital Markets Act (the “Specific Securities, Etc1.”).

Article 43. Reporting on Trading of Specific Securities Etc. by Officers and Employees

(1)

Any officer who intends to trade or engage in any transaction involving the Specific Securities, Etc., regardless of whether the Material Nonpublic Information is used, shall notify the Disclosure Officer[2] or the head of the Disclosure Department[3] in advance.

(2)

The Disclosure Officer or the head of the Disclosure Department who receives the notification under paragraph (1) above may prohibit the relevant trading or transaction if he or she deems it involves the use of the Material Nonpublic Information. In such cases, the relevant officer or employee shall comply with this decision.

(3)

If an officer trades or engages in any transaction involving the Specific Securities, Etc., he or she shall immediately report the details of such trading or transaction (including the type and quantity of the Specific Securities, Etc., and the date of the trading or transaction).

Article 44. Management of Material Nonpublic Information

(1)	The representative director or the Disclosure Officer shall take necessary actions to manage the Material Nonpublic Information in accordance with the following:

1.	All documents containing the Material Nonpublic Information shall be stored in a secure location accessible only to authorized officers and employees;

2.	Officers and employees shall not discuss the Material Nonpublic Information in elevators, hallways, or other public places where conversations may be overheard;

3.

Documents containing the Material Nonpublic Information shall not be kept in public places. When destroying such documents, officers and employees shall use appropriate methods, such as shredding, to render the contents of the documents unidentifiable;

4.	Officers and employees shall maintain the security of the Material Nonpublic Information in their possession both externally and within the Company;

5.	Electronic transmission of documents related to the Material Nonpublic Information by facsimile, computer communications, etc., shall be conducted only under secure conditions;

[1]

“Disclosure Officer” refers to an individual appointed by the representative director to oversee the Company’s public disclosure responsibilities and registered as a public disclosure officer pursuant to Article 88(1) of the Disclosure Regulations of the Korea Exchange (the “Disclosure Regulations”).

[2]

“Disclosure Officer” refers to an individual appointed by the representative director to oversee the Company’s public disclosure responsibilities and registered as a public disclosure officer pursuant to Article 88(1) of the Disclosure Regulations of the Korea Exchange (the “Disclosure Regulations”).

[3]

“Disclosure Department” refers to a department responsible for handling the Company’s disclosure responsibilities in accordance with the Company’s Policy for Responsibilities and Organization. The Disclosure Department shall maintain at least two (2) Disclosure Officers, registered with the Korea Exchange under Article 88(2) of the Disclosure Regulations.

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6.

Officers and employees shall avoid unnecessary copying of documents containing the Material Nonpublic Information to the extent possible and ensure that such documents are promptly removed from meeting rooms or other work areas; and

7.	Officers and employees shall completely destroy any excess copies of documents containing the Material Nonpublic Information using appropriate methods, such as shredding.

(2)

Officers and employees shall not divulge the Company’s Material Nonpublic Information; provided, however, that if it is unavoidable for business purposes to share the Material Nonpublic Information with trading partners, legal representatives, external auditors, or other relevant persons, they shall consult with the Disclosure Officer or the head of the Disclosure Department in advance and disclose only to the extent necessary.

(3)	If an employee unintentionally discloses the Material Nonpublic Information, he or she shall notify the head of the Disclosure Department without delay.

(4)

Upon receiving the notification under the preceding paragraph, the head of the Disclosure Department shall report the incident to the Disclosure Officer and take necessary actions under the Disclosure Officer’s direction, including implementing Fair Disclosure[4] procedures.

Article 45. Affiliates’ Material Nonpublic Information

Articles 42 through 44 shall apply mutatis mutandis to prohibitions on officers and employees’ use of the Material Nonpublic Information belonging to the Company’s affiliates.

Article 46. Return of Short-Swing Profit

(1)

An officer or any of the following employees who earns a profit (“Short-Swing Profit”) by purchasing the Specific Securities, Etc. and then selling them within six (6) months, or by selling the Specific Securities, Etc. and then purchasing them within six (6) months, shall return the profit to the Company pursuant to Article 172 of the Financial Investment Services and Capital Markets Act:

1.

An employee who is in charge of establishing, revising, promoting, or disclosing a matter subject to Reporting on Material Facts as defined in Article 3(13) of this Disclosure Information Management Guideline[5], or any other business affairs related to such matter; or

[4]

“Fair Disclosure” refers to the practice of disclosing to the Korea Exchange certain information that is not subject to disclosure or whose disclosure is not yet due under applicable laws and regulations, when such information is disclosed to selective persons, to ensure that it is made available to general investors concurrently with, or before, disclosure to those selective persons, in accordance with Articles 15 and 16 of the Disclosure Regulation and the Korea Exchange’s Fair Disclosure Guidelines.

[5]

Article 3(13): “Disclosure of Issuance and Major Matters Report” refers to the submission of relevant reports to the Financial Services Commission in accordance with Articles 119, 121 to 123, 130, and 161 of the Financial Investment Services and Capital Markets Act; Articles 120 to 122, 137, and 171 of the Enforcement Decree of the Financial Investment Services and Capital Markets Act; and Articles 2-4, 2-6, 2-14, 2-17, 4-5, and 5-8 to 5-10, and 5-15 of the Regulations on Issuance and Disclosure of Securities. This submission pertains to matters such as the public offering or sale of securities, mergers, demergers, business transfers, changes in the company’s organizational structure, and the acquisition or disposal of treasury shares, as required by relevant laws and regulations.

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2.	An employee who is in charge of business affairs related to finance, accounting, planning and research and development

(2)

If the Company is requested by a shareholder (including any person who holds equity securities or depository receipts, other than stocks; hereafter the same shall apply) to demand that the officer or employee who realized a Short-Swing Profit return the profit, the head of the Disclosure Department shall report this to the Disclosure Officer.

(3)

The Disclosure Officer shall take the necessary steps to have the relevant Short-Swing Profit returned, including filing a judicial claim against the relevant officer or employee, within two (2) months from the request under the preceding paragraph.

(4)

For a period of two (2) years from receiving notification of the realization of a Short-Swing Profit from the Securities and Futures Commission (the “SFC”), the Disclosure Officer shall ensure that the following matters are disclosed to the public on the Company’s website without delay, except when the Short-Swing Profit is returned:

1.	The position of the person who is obligated to return the Short-Swing Profit;

2.	The amount of the Short-Swing Profit (i.e., the aggregate amount for each officer, employee, or shareholder)

3.	The date of receiving notification from the SFC that the Short-Swing Profit was realized;

4.	The Company’s plan for claiming the return of the Short-Swing Profit; and

5.

A statement that any shareholder of the Company (including any person who holds equity securities or depository receipts, other than stocks; hereinafter the same shall apply in this subparagraph) may request that the Company claim the return of the Short-Swing Profit from the relevant person, and if the Company does not file such a claim within two (2) months from the request, the shareholder may file a claim on behalf of the Company.

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